                                LETTER OF INTENT
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VIA COURIER
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May 19, 2005

Mr. Tom Lough
Chief Financial Officer
RNC Gold Inc.
Suite 208, 8 King Street East
Toronto, Ontario
M5C 1B5

Dear Mr. Lough:

RE:  AMENDMENT TO NWT - RNC OPTION AGREEMENT

Further to our discussions, we confirm that the Option Agreement as entered into between RNC Gold Inc. ("RNC") and Northwestern Mineral Ventures Inc. ("NWT") on
July 14, 2004 (the "NWT-RNC Option Agreement") will be amended as follows:

1. NWT will be granted the right at feasibility to acquire RNC's remaining 50%
interest in the Picachos and Tango Projects (collectively the "Picachos
Project") for the purchase price of CDN $20 million payable as follows:

(a)  $3 million at feasibility;

(b)  $9 million on commencement of commercial production; and

(c)  $2 million on each of the first through fourth anniversaries of the commencement of commercial production.

2. At feasibility should NWT exercise its option to acquire RNC's remaining 50%
interest in the Picachos Project, NWT will also be granted by RNC the right to be the operator of the said Project.

In addition to the above, NWT and RNC have agreed to the following terms, subject to board and regulatory approval:

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3. NWT and RNC will enter into a formal Amending Agreement to the aforesaid
NWT-RNC Option Agreement (the "Amending Agreement") as soon as practicably possible, with a view to defining specific terms and conditions as may be necessary to bring into effect paragraphs 1 and 2 above.

4. At the execution of the above-referenced Amending Agreement, NWT will issue from its treasury 100,000 common shares (the "NWT Shares") to RNC as further consideration for entering into the above-noted Amending Agreement. The NWT
Shares will be subject to any hold periods as may be mandated by the TSX Venture
Exchange.

If you are in agreement with the above, please sign the Acknowledgement below and return by facsimile to my attention at Fax No. (416) 350-3510.

Sincerely,

NORTHWESTERN MINERAL VENTURES INC.
Per:

    /s/ Kabir Ahmed
Kabir Ahmed, MBA, LLB
President & CEO

cc: Wayne Beach
    Chairman

ACKNOWLEDGEMENT
---------------

We acknowledge agreement with the terms and conditions of this herein Letter of
Intent as it relates to the Amendment of the NWT-RNC Option Agreement.

DATED this 19th day of May, 2005.

RNC GOLD INC.
Per:
   /s/ Tom Lough
----------------------------------
Tom Lough,
Chief Financial Officer
I have the authority to bind the Corporation.

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